Exhibit 99.1

February 15, 2005
For Immediate Release

Investor Contact:
Jane A. Freeman
Senior Vice President and
Chief Financial Officer
Scientific Learning Corporation
(510) 625-2284
jfreeman@scilearn.com

Scientific Learning Reports Third Quarter 2004 Results

Oakland, CA, February 15, 2005 —Scientific Learning (NASDAQ: SCILE) today announced its revenue for the quarter ended September 30, 2004 was $8.3 million, compared to $8.3 million for the quarter ended September 30, 2003. Deferred revenue totaled $25.7 million on September 30, 2004 and increased 32%, compared to $19.5 million on December 31, 2003. Cash and equivalents totaled $10.3 million on September 30, 2004, compared to $5.3 million on September 30, 2003. These results reflect the restatement discussed below.

“K-12 booked sales increased 24% during the first nine months of 2004. This was a very healthy performance in a weak industry environment. These sales are reflected in our rising deferred revenue balance and will be recognized into revenue in future periods,” stated Robert C. Bowen, Chairman and Chief Executive Officer. “Third quarter sales, however, declined 33% year over year. Some large sales that we had expected did not close because of the hurricanes and flooding in the South East, and key changes in district leadership derailed other anticipated transactions. As we’ve discussed previously, our sales cycle can be unpredictable, and the timing of one or a few large transactions can significantly impact the level of sales in a given quarter. We do not believe that our performance in the third quarter of 2004 is an indicator of future demand for our products. Our booked sales for the full 2004 year climbed more than 20% over 2003 levels, a strong performance in a weak industry, and we look forward to continued sales growth in 2005. ”

Gross margins were 79% in the third quarter of 2004, compared to 81% for the third quarter of 2003. Operating expenses in the third quarter of 2004 totaled $5.9 million, compared to $5.1 million in the third quarter of 2003. The operating profit for the three months ended September 30 was $636,000, compared to a $1.6 million operating profit in the same quarter of 2003.

Cash provided by operations was $6.5 million for the first nine months of the year, an increase of 35%, compared to $4.8 million for the first nine months of 2003.

“Sales and cash flow both increased faster than expenses during the first nine months of the year,” said Mr. Bowen. “However, our income statement does not fully reflect the inherent profitability of our business or the improvements we have seen in the past year. The bulk of the sales increases remain in deferred revenue, while we have already expensed most of the costs associated with them. Our deferred revenue base has few costs associated with its delivery. As it is recognized into revenue, we expect profitability to improve.”The net profit for the quarter ended September 30, 2004 was $667,000 and $.04 per share, compared to a net profit of $1.7 million and $.10 per share in the third quarter of 2003.

Accounts receivable were $5.1 million on September 30, 2004, compared to $4.9 million on September 30, 2003.

Revenue for the nine months ended September 30, 2004 was $22.8 million, slightly below the $22.9 million reported in the same period last year. The net profit was $326,000 for the first nine months of 2004 and $.02 per share, compared to a net profit of $2.0 million and $.12 per share in the same period of 2003.

2004 Results

“We have concluded another outstanding year,” stated Mr. Bowen. Our K-12 education sales growth was within our 20% to 30% target range, and increasing numbers of educators continue to see the value of our unique Fast ForWord® family of software in bringing students quickly to grade level in reading. Almost 475,000 individuals have now enrolled in our products. We ended the year with over $10 million in cash and no debt.”

Restatement

We have restated our previously reported statements of operations for the period from 2000 through June 30, 2004. This restatement reflects a correction in the Company’s method of recognizing revenue from school contracts that included the Company’s Internet reporting tools, which constituted most of our historical K-12 school sales contracts. Historically, the Company recognized revenue from these contracts over different periods for the different individual components of the transaction. Revenue from the software that used our Internet reporting tools was generally recognized either over one year or the life of the support period purchased. Revenue from software that did not use these tools was recognized at shipment. Services revenue was recognized at delivery. The Company has corrected its revenue recognition methods so that, for these contracts, revenue from all components of the transaction is recognized over the contractual support period provided in the contract.

“This change in revenue recognition has no impact on our cash flow or whether our sales can be reported as revenue,” added Mr. Bowen. “The restatement results from the reinterpretation of complex accounting rules, and there have been no suggestions of improprieties or misconduct.”

The results of the restatement are summarized in an attachment to this release. The restatement is described in more detail in our Report on Form 10Q filed today.

Conference Call Information

The Company will host a conference call at 5:00 p.m. EDT on February 15, 2005. The conference call will be available live on the Investor Information portion of the Company’s web site at www.scientificlearning.com. The conference call can also be accessed at 888-396-2384 (domestic) or 617-847-8711 (international). The access code “83604580” is required to access the call. Please dial in or visit the web site at least 10 minutes prior to the commencement of the call to ensure your participation. A replay of this teleconference will be made available on the Scientific Learning web site approximately two hours following the conclusion of the call.

About Scientific Learning

Scientific Learning produces the Fast ForWord® family of products, which develops cognitive skills critical for improving reading and language skills. Based on years of neuroscience and cognitive research, Fast ForWord products are proven to enhance students’ abilities significantly in just 20 to 50 sessions. For more information about Scientific Learning and its products, visit our Web sites at www.scientificlearning.com and www.brainconnection.com, or call toll-free 888-452-7323.

This press release contains projections and other forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, statements relating to projected levels of revenue, sales, margins, expenses, profit or loss, and other financial results. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company’s products by target customers; seasonality and sales cycles in Scientific Learning’s markets; competition; availability of funding to purchase the Company’s products and generally available to schools; the extent to which the Company’s marketing,  sales and implementation strategies are successful; the Company’s ability to continue to demonstrate the efficacy of its products, which depends on how the programs are administered, the demography of participants and other factors; the Company’s ability to recruit and retain key personnel; the Company’s ability to timely execute its new product development strategies; pricing pressures; expense levels at the Company; risks associated with litigation and intellectual property; and other risks detailed in the Company’s SEC reports, including but not limited to the Report on Form 10-Q (Part1, Item 2.  Management’s Discussion and Analysis), and to the Report on Form 10-K/A (Part 2, Item 7. Management’s Discussion and Analysis) filed on February 15, 2005.

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